EXHIBIT 99.15 - PRESS RELEASE DATED DECEMBER 18, 1996

                                         PRESS RELEASE

                   EST ANNOUNCES STOCK REPURCHASE PLAN

KENNEWICK, WASHINGTON --- December 18, 1996 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced a stock repurchase plan to acquire the Company's common stock up to a total value of $100,000 from open market purchases from brokers and dealers.

Under the conditions of the plan, as authorized by the Company's Board of Directors, repurchases may commence as soon as January 1, 1997, and may continue through March 31, 1997. The maximum number of shares the Company will repurchase from any single shareholder during the duration of the stock repurchase plan will be 10,000 shares. The results of the stock repurchase plan is dependent upon market conditions, with no guarantee as to the exact
number of shares to be repurchased by the Company.   The repurchase plan is
subject to other terms and conditions, as are set forth in the plan.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.




















                          www.esteem.com













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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.